Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports on the consolidated financial statements of NCI, Inc. dated March 1, 2005 (except as to the Reincorporation Transaction and the stock split described in Note 1, as to which the date is October 3, 2005), and the financial statements of Scientific and Engineering Solutions, Inc. dated March 1, 2005, in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-127006) and related Prospectus of NCI, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

McLean, VA

October 3, 2005